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Exhibit 99

NU CONTACTS:	Deborah L. Beauchamp (Media)	Jeffrey R. Kotkin (Investors)
OFFICE:	(860) 665-5423	(860) 665-5154

Northeast Utilities Completes Sale of

Competitive Generation Business to Energy Capital Partners

BERLIN, Conn., November 1, 2006 – Northeast Utilities (NYSE: NU) today announced the closing of the sale of its competitive generation assets in Connecticut and Massachusetts to Energy Capital Partners (ECP) for $1.34 billion, including the assumption of $320 million in debt.

The sale includes 15 generating plants at 14 sites with a total output of 1,442 megawatts, the largest of which is the 1,080-megawatt Northfield Mountain pumped-storage facility located in Northfield, Massachusetts.  Also included is Mt. Tom Station, a 146-megawatt coal-fired plant in Holyoke, Massachusetts.

In another significant step in the implementation of the company’s strategic plan, NU will use the sale proceeds to invest in its regulated utility infrastructure, including the transmission and distribution systems, in Connecticut, Massachusetts and New Hampshire.

“With this sale we have completed the divestiture of the vast majority of our competitive businesses,” said Charles W. Shivery, NU’s Chairman, President and Chief Executive Officer.  “The execution of this milestone is one more step in implementing our strategy to focus exclusively on regulated utility infrastructure.  With the exit from the competitive businesses, we have a simplified business model, reduced business risk, greater financial flexibility and increased earnings visibility.  Our focus is now solely on making regulated infrastructure capital investments to meet our customers’ energy needs.  This includes investing more than $4 billion over the next five years in the region’s electric transmission and distribution infrastructure, a critical step toward improving New England’s energy reliability.”

J.P. Morgan Securities Inc. acted as financial advisor to NU on the transaction.

For additional information about the companies, visit www.nu.com and www.ecpartners.com.

Northeast Utilities (NYSE: NU), a Fortune 500 energy company based in Connecticut, operates

New England’s largest energy delivery system.  NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than 2 million electricity and natural gas customers.  For more information on Northeast Utilities and our subsidiaries, visit the NU family of Web sites at www.nu.com.

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